Exhibit 99.1

JOINT NEWS RELEASE

Independent Bank Corp.	New England Bancorp, Inc.

Investor Contact:	Investor and Media Contact:
Robert D. Cozzone	Timothy T. Telman
Chief Financial Officer	President and Chief Executive Officer
(781) 982-6723	(508) 568-2301

Media Contact:
Jennifer Marino
Senior Vice President
(781) 982-6598
jennifer.marino@rocklandtrust.com

INDEPENDENT BANK CORP. AND NEW ENGLAND BANCORP, INC. REPORT RECEIPT OF REGULATORY APPROVALS AND ANTICIPATED CLOSING DATE

Rockland, Massachusetts and Hyannis, Massachusetts, October 17, 2016. Independent Bank Corp. (NASDAQ: INDB) (“Independent”), parent of Rockland Trust Company, and New England Bancorp, Inc. (“NEB”), parent of Bank of Cape Cod, jointly reported the following in connection with the proposed merger of NEB with and into Independent (the “Merger”):

•	All regulatory approvals relating to the Merger have been received and applicable regulatory waiting periods have expired as of October 17, 2016.

•	The Merger is anticipated to close on or about November 10, 2016. The transaction remains subject to the satisfaction of customary closing conditions.

•	New England Bancorp shareholders will receive instructions for the exchange of certificates of New England Bancorp common stock for Independent common stock.

About Independent Bank Corp.

Independent Bank Corp., which has Rockland Trust Company as its wholly-owned commercial bank subsidiary, has $7.4 billion in assets. Rockland Trust offers a wide range of commercial banking products and services, retail banking products and services, business and consumer loans, insurance products and services, and investment management services. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, visit www.RocklandTrust.com.

About New England Bancorp, Inc.

New England Bancorp, Inc. has approximately $260 million in assets and is the holding company for Bank of Cape Cod. Bank of Cape Cod is a full-service community bank that offers a variety of deposit products and makes mortgage loans for the construction, purchase, and refinancing of residential and commercial real estate as well as other commercial and consumer loans of various types. The Bank of Cape Cod operates four full-service offices in the Massachusetts communities of Hyannis, Falmouth and Osterville.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of Independent. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.
Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	the risk that the businesses involved in the merger will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•
deposit attrition, operating costs, customer loss, and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	local, regional, national and international economic conditions and the impact they may have on the parties to the merger and their customers;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•	legislation affecting the financial services industry as a whole, and/or the parties and their subsidiaries individually or collectively;

•	regulatory supervision and oversight, including required capital levels;

•	increasing price and product/service competition by competitors, including new entrants;

•	rapid technological developments and changes;

•	the parties’ ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	the mix of products/services;

•	containing costs and expenses;

•	governmental and public policy changes;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	the outcome of pending and future litigation and governmental proceedings;

•	continued availability of financing;

•	financial resources in the amounts, at the times and on the terms required to support the parties’ future businesses; and

•
material differences in the actual financial results of merger and acquisition activities compared with expectations, including the full realization of anticipated cost savings and revenue enhancements.

Independent wishes to caution readers not to place undue reliance on any forward-looking statements as Independent’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties included in Independent’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, Independent disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by Independent following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.